Calculation of Filing Fee Tables
S-8
Mineralys Therapeutics, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.0001 par value per share	Other	3,261,462	$ 31.025	$ 101,186,858.55	0.0001381	$ 13,973.91
2	Equity	Common stock, $0.0001 par value per share	Other	815,365	$ 31.025	$ 25,296,699.13	0.0001381	$ 3,493.47
Total Offering Amounts:						$ 126,483,557.68		$ 17,467.38
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 17,467.38
Offering Note
[1]	(a) The registrant is relying on Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the Securities Act). (b) This represents 3,261,462 additional shares of common stock issuable pursuant to the Mineralys Therapeutics, Inc. 2023 Incentive Award Plan (the 2023 Plan) that have become available pursuant to an automatic annual increase provision in the 2023 Plan. Pursuant to Rule 416 under the Securities Act, this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. (c) The proposed maximum offering price per share is computed in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the registrant's common stock as reported on the Nasdaq Global Select Market on February 9, 2026, which is within five business days prior to filing this registration statement.

[2]	(a) See note 1a. (b) This represents 815,365 additional shares of common stock issuable pursuant to the Mineralys Therapeutics, Inc. 2023 Employee Stock Purchase Plan (the ESPP) that have become available pursuant to an automatic annual increase provision in the ESPP. Pursuant to Rule 416 under the Securities Act, this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. (c) See note 1c.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A